UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 02, 2024

BRUKER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-30833	04-3110160
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File number)	Identification No.)

40 Manning Road

Billerica, MA 01821

(Address of principal executive offices) (Zip Code)

(978) 663-3660

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value per share	BRKR	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 - Registrant's Business and Operations

1.01. Entry into a Material Definitive Agreement.

On March 29, 2024 (the “Effective Date”), the Company, as borrower, entered into (i) a term loan agreement with Bank of America, N.A., as administrative agent, BofA Securities, Inc., JPMorgan Chase Bank, N.A., TD Bank, N.A. and Wells Fargo Bank, N.A. acting as joint lead arrangers and joint bookrunners (the “Three- and Five-Year Term Loan Agreement”), the other agents party thereto and the other banks or other financial institutions or entities from time to time party thereto as lenders and (ii) a term loan agreement with Bank of America, N.A., as administrative agent, BofA Securities, Inc., acting as sole arranger and bookrunner (the “Seven-Year Term Loan Agreement” and together with the Three- and Five-Year Term Loan Agreement, the “Term Loan Agreements”), and the other banks or other financial institutions or entities from time to time party thereto as lenders. Terms used in this Item 1.01 and not otherwise defined herein have the meanings given to them in the respective Term Loan Agreement.

The Three- and Five-Year Term Loan Agreement provides for a (i) CHF 150 million three-year term loan facility and (ii) CHF 150 million five-year term loan facility and the Seven-Year Term Loan Agreement provides for a CHF 150 million seven-year term loan facility. Each term loan facility has a delayed draw component allowing for up to two Borrowings under relevant loan facility during the period from and including the Effective Date to the earlier of (i) September 30, 2024 and (ii) the date of termination the Commitments by the Administrative Agent during the continuance of an Event of Default. The Company did not request any Borrowings in connection with signing the Term Loan Agreements.

Loans under the Term Loan Agreements will be repayable in full at maturity, subject to scheduled quarterly amortization payments on (i) the three-year and five-year term loan facilities beginning in June 2024 and (ii) the seven-year term loan facility beginning in June 2026, and, in each case, may also be prepaid at the Company’s option in whole or in part without premium or penalty.

Amounts outstanding under the Term Loan Agreements bear interest at a rate equal to (a) the Swiss Average Rate Overnight (SARON), plus a margin ranging from (i) 1.000% to 1.500% in the case of the three- and five-year term loan facilities and (ii) 1.250% to 1.750% in the case of the seven-year term loan facilities, in each case, based on the Company’s leverage ratio, provided, however, that if the Loans are required to bear interest determined by reference to an Alternate Base Rate (“ABR Loans”), then such ABR Loans shall bear interest equal to (i) the federal funds effective rate plus ½ of 1%, (ii) the prime rate announced by Bank of America, N.A., and (iii) 1%, plus a margin ranging from 0.100% to 0.200%, based on the Company’s leverage ratio.

The Term Loan Agreements contain representations and warranties, affirmative and negative covenants, and events of default, which the Company believes are usual and customary for an agreement of this type.

Proceeds from the drawdown of funds under the Term Loan Agreements may be used for general corporate purposes, which may include acquisitions, repayment and refinancing of debt, working capital and capital expenditures.

The obligations under the Term Loan Agreements are unsecured and are fully and unconditionally guaranteed by certain of the Company’s subsidiaries.

The foregoing summary descriptions of the Three- and Five-Year Term Loan Agreement and the Seven-Year Term Loan Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Three- and Five-Year Term Loan Agreement and the Seven Year Term Loan Agreement, which are filed as Exhibits 10.1 and 10.2 hereto, respectively, and incorporated herein by reference.

Section 2 – Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

	Number	Description

	10.1	Three- and Five-Year Term Loan Agreement dated as of March 29, 2024.
	10.2	Seven-Year Term Loan Agreement dated as of March 29, 2024.
	104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUKER CORPORATION (Registrant)

Date: April 02, 2024	By:	/s/ GERALD N. HERMAN
Gerald N. Herman
Executive Vice President and Chief Financial Officer